Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Penn National Gaming, Inc. and subsidiaries

Wyomissing, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-98640, 333-61684, and 333-108173) of Penn National Gaming, Inc and subsidiaries of our reports dated March 25, 2005, relating to the consolidated financial statements, and the effectiveness of Penn National Gaming, Inc, and subsidiaries’ internal control over financial reporting, which appear in the Company’s Annual Report to Shareholders on Form 10-K.

/s/BDO Seidman, LLP

BDO Seidman, LLP
Philadelphia, Pennsylvania

March 30, 2005